Exhibit 99.1

FOR RELEASE AT 12:45 PM CT:	FOR FURTHER INFORMATION:
Friday, January 30, 2015	Jim Shaw (952) 887-3816

DONALDSON DECLARES QUARTERLY CASH DIVIDEND

MINNEAPOLIS, January 30, 2015 — Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of 16.5 cents per share, payable March 5th to Shareholders of record as of February 17th. As of December 31st, there were approximately 136,400,000 shares outstanding.

The current declaration is the 238th consecutive quarterly cash dividend paid by Donaldson over a time span of 59 years.

About Donaldson Company

In 2015, Donaldson celebrates a century of providing global filtration solutions that improve people’s lives, enhance Customers’ equipment performance and protect the environment. The 100-year-old, technology-driven Company is committed to satisfying Customers’ needs for filtration solutions through innovative research and development, application expertise and global presence. Over 12,700 dedicated employees contribute to the Company’s success by supporting Customers at more than 140 sales, manufacturing and distribution locations around the world. In fiscal year 2014, Donaldson reported sales of $2.5 billion and record earnings per share.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, whose shares trade on the NYSE under the symbol DCI. Additional information is available at www.Donaldson.com.

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